Exhibit (b)(1)(ii)

EXECUTION COPY

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1, dated as of December 1, 2017, (this “Amendment”), to the Credit Agreement, dated as of May 17, 2016, between Tortoise Power and Energy Infrastructure Fund, Inc., a Maryland corporation (the “Borrower”), and The Bank of Nova Scotia (the “Bank) (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I.              Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.            Tortoise Capital Advisors, LLC (“Tortoise”), an Affiliate of Mariner Holdings, LLC, is the Investment Adviser to the Borrower. Mariner Holdings, LLC has entered into an agreement with Lovell Minnick Partners, LLC that will result in the termination of its affiliation with Tortoise (the “Transaction”). As a result of the Transaction, Tortoise will become an Affiliate of Lovell Minnick Partners, LLC.

III.           The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained in contemplation of the Transaction, and the Bank has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined term in its appropriate alphabetical order:

“Amendment No. 1 Effective Date” means the “Amendment Effective Date”, as defined by Amendment No. 1 to this Credit Agreement.

“Change of Control” means the occurrence of one or more of the following events on or after the Amendment No. 1 Effective Date: (a) the failure of the Investment Adviser to be an Affiliate of Lovell Minnick Partners LLC, a Delaware limited liability company (the “Parent”); (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), including by way of merger or consolidation, of all or substantially all of the assets of the Investment Adviser or, together with any Affiliates thereof, the Parent to any Person or group of related Persons (other than another Affiliate of the Parent) for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”); (c) the approval by the board of directors, board of trustees or other managing body of, or the holders of equity interests issued by, the Parent or the Investment Adviser of any plan or proposal for the liquidation or dissolution of the Parent or the Investment Adviser, as the case may be; or (d) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 25% of the aggregate ordinary voting power represented by the equity interests issued by the Parent.

2.             Section 8.1(k)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i)          the Investment Adviser shall fail to be an Affiliate of Mariner Holdings, LLC, or Lovell Minnick Partners LLC, a Delaware limited liability company,

3.            Section 8.1(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(l)          a Change of Control shall occur on any date that the Investment Adviser shall fail to be an Affiliate of Mariner Holdings, LLC;

4.            Paragraphs 1 through 3 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)         the Bank shall have received from the Borrower either (i) a counterpart of this Amendment executed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b)         the Bank shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Amendment Effective Date, in form and substance reasonably satisfactory to the Bank (i) certifying that the Borrower’s Organization Documents have not been amended or modified since May 17, 2016, or if so, attaching a true, correct and complete copy of each amendment or modification thereof, and (ii) certifying as to the incumbency of the Borrower’s officer or officers who may sign this Amendment, including therein a signature specimen of such officer or officers;

(c)         the Bank shall have received such documents and information as the Bank shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(d)         the Borrower shall have paid all reasonable and documented out-of-pocket fees and disbursements incurred by the Bank (including, without limitation, legal fees and disbursements of counsel to the Bank) in connection herewith.

5.          The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b)(1) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing and (2) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

6.            In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

7.            This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

8.            THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

By:	/s/ P. Bradley Adams
Name:	P. Bradley Adams
Title:	Chief Executive Officer, Principal Financial Officer and Treasurer

Tortoise Power and Energy Infrastructure Fund, Inc. (TPZ) - Amendment No. 1 to Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ Paul Meehan
Name:	Paul Meehan
Title:	Director

Tortoise Power and Energy Infrastructure Fund, Inc. (TPZ) - Amendment No. 1 to Credit Agreement